Approval of Fidelity Bond and Agreement with Respect to the Balanced Fund and the Equity Fund (June 24, 2015 Board Meeting) (For action by the Independent Trustees voting alone and then by the entire Board)

RESOLVED, that in light of the value of the anticipated aggregate assets, the access of covered persons to those assets, the arrangements for the custody and safekeeping of those assets by a qualified custodian and the nature of the securities to be in the series of the Green Century Funds (the “Trust”), the fidelity bond in the amount of $750,000 covering the Green Century Balanced Fund and the Green Century Equity Fund (the “Funds”) and Green Century Capital Management, Inc. (“GCCM”) (and collectively the “Insureds”) is reasonable for the fidelity bond coverage required by Rule 17g-1 under the Investment Company Act of 1940 (the “1940 Act”) and that the officers of the Trust are hereby authorized and directed to maintain such coverage; and

FURTHER RESOLVED, that an officer of the Trust is hereby authorized to increase the amount of coverage in the event of an increase in the Funds’ assets in accordance with Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the premiums on such fidelity bond insurance be allocated among the Insureds in the following proportions: GCCM shall be allocated 10% of the premiums and the Funds shall be allocated the remainder of the premiums; and

FURTHER RESOLVED, that the Fidelity Bond Agreement by and among the Trust and GCCM in the form presented at this meeting, is hereby approved; and

FURTHER RESOLVED, that the Secretary or Treasurer of the Trust is hereby designated as the officer with respect to the Funds, and is hereby directed to make the filings and give the notices required of the Funds by Rule 17g-1 under the 1940 Act.

The Green Century Funds (the “Funds”) hereby represent that it would have been required to maintain a single insured bond in the amount of $750,000 had the Funds not been named as an insured under the terms of its existing joint insured bond. A one year premium has been paid for the bond, covering the period from August 4, 2015 to August 4, 2016.